Exhibit 10.2

RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (“Agreement”), effective as of April 10, 2010 (“Grant Date”), represents the grant of                    shares of Restricted Stock by Netlist, Inc. (the “Company”), to                              (the “Participant”), subject to the terms and conditions set forth below and the provisions of the Netlist, Inc. 2006 Equity Incentive Plan, as the same may be amended from time to time (the “Plan”).

All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein. The parties hereto agree as follows:

1.     Grant of Restricted Stock. By action of the Committee, the Company hereby grants to the Participant              shares of Restricted Stock, subject to the terms and conditions of the Plan and this Agreement.

2.     Vesting Period: (a) The shares of Restricted Stock are subject to restrictions which shall be released in installments on the respective dates on which restrictions lapse as set forth below.  The shares of Restricted Stock shall be subject to forfeiture and neither the shares nor interest therein may be sold, pledged, transferred or otherwise disposed of prior to the date on which the restrictions lapse as set forth below or as otherwise provided in this Agreement or the Plan.  Subject to the other conditions in this Agreement and the Plan, the restrictions on the Restricted Stock will lapse under the following schedule:

Vested Shares	Date on Which Restrictions Lapse/Vesting Date

09/08/2010
03/08/2011
09/08/2011
03/08/2012
09/07/2012
03/08/2013
09/09/2013
03/07/2014

(b) Except as set forth in Section 5 below, if the Participant’s employment or service to the Company terminates before the last vesting date set forth in Section 2(a) above, all shares of Restricted Stock granted hereby that are unvested as of the date of termination of employment or service to the Company shall be forfeited.  For the specified vesting to occur on any vesting date set forth therein, the Participant must be continuously employed by, or providing service to, the Company or any of its Affiliates from the Grant Date through such vesting date.

(c) Except as set forth in Section 8 of the Plan, in no event shall a Participant have any rights to the Shares of Restricted Stock granted hereunder prior to the date such Shares vest pursuant to the vesting set forth in Section 2(a) above.

3.     Voting Rights. All shares of Restricted Stock issued hereunder, whether vested or unvested, shall have full voting rights accorded to outstanding shares of Stock.

4.     Dividend Rights. (a) Cash Dividends. Subject to the Participant’s continued employment or service to the Company, the Participant shall be entitled to receive any cash dividends paid with respect to shares of Restricted Stock granted hereunder.  Any such cash dividends shall be distributed to the Participant at the same time cash dividends are paid to holders of Shares, provided that the Participant remains employed on such date.

(b) Non-Cash Dividends. Any stock dividends or other distributions or dividends of property other than cash with respect to shares of Restricted Stock granted hereunder shall be subject to the same forfeiture restrictions and restrictions on transferability as apply to the Restricted Stock with respect to which such property was paid.

5.     Termination. (a) Death. In the event a Participant dies while employed by, or when providing service to, the Company or any of its Affiliates, all restrictions on 25% of the total then unvested shares of Restricted Stock will lapse and 25% of the total then unvested shares of Restricted Stock held by such Participant (or his or her Permitted Assignee) shall vest in the estate of such Participant or in any person who acquired such shares of Restricted Stock by bequest or inheritance, or by the Permitted Assignee.  References in this Agreement to a Participant shall include any person who acquired shares of Restricted Stock from such Participant by bequest or inheritance.

(b) Disability. In the event a Participant ceases to perform services of any kind (whether as an employee or director) for the Company or any of its Affiliates due to permanent and total disability, all restrictions on 25% of the total then unvested shares of Restricted Stock will lapse and any 25% of the total then unvested shares of Restricted Stock held by such Participant shall immediately vest in the Participant, or his guardian or legal representative, or a Permitted Assignee, as of the first date of permanent and total disability (as determined in the sole discretion of the Committee). For purposes of this Agreement, the term “permanent and total disability” means the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, and the permanence and degree of which shall be supported by medical evidence satisfactory to the Committee. Notwithstanding anything to the contrary set forth herein, the Committee shall determine, in its sole and absolute discretion, (1) whether a Participant has ceased to perform services of any kind due to a permanent and total disability and, if so, (2) the first date of such permanent and total disability.

6.     Issuance of Restricted Stock. As soon as practicable after the Grant Date, the Company shall cause to be transferred on the books of the Company, shares registered in the name of the Participant, evidencing the Restricted Stock covered by this Agreement. Until the lapse or release of all restrictions applicable to a grant of Restricted Stock, the share certificates representing such Restricted Stock may be held in custody by the Company or its designee.

7.     Administration. This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan, this Agreement and the Certificate, all of which shall be binding upon the Participant and Permitted Assignees. Any inconsistency between the Agreement or the Certificate (on the one hand) and the Plan (on the other hand) shall be resolved in favor of the Plan.

8.     Adjustments. The number of Shares of Restricted Stock granted hereby shall be subject to adjustment in accordance with Section 8 of the Plan.

9.     Amendment. The Committee may, with the consent of the Participant, at any time or from time to time amend the terms and conditions of this grant of Shares of Restricted Stock. In addition, the Committee may at any time or from time to time amend the terms and conditions of this grant of Shares of Restricted Stock in accordance with the Plan.

10.  Notices. Any notice which either party hereto may be required or permitted to give to the other shall be in writing, and may be delivered personally or by mail, postage prepaid, or overnight courier, addressed as follows: if to the Company, at its office at 51 Discovery, Suite 150, Irvine, California 92618, Attn: Chief Financial Officer, or at such other address as the Company by notice to the Participant may designate in writing from time to time; and if to the Participant, at the address reflected on the books and records of the Company or via the Participant’s electronic mail account established by the Company. Notices shall be effective upon receipt.

11.  Withholding Taxes. (a)  The Participant may incur certain liabilities for federal, state or local taxes (“Withholding Taxes”) in connection with the grant or vesting of the shares of Restricted Stock hereunder, and the Company may be required by law to withhold such taxes.  Unless Participant elects to satisfy his or her Withholding Taxes by an alternative means in accordance with Section 11(b) below, Participant hereby agrees that, the Company shall withhold all applicable Withholding Taxes at the time of vesting of the Restricted Stock by reducing the number of shares issued to Participant by that number of shares which is necessary to satisfy the Withholding Taxes, except as provided under Section 13 hereof.  If the number of shares issuable to Participant following satisfaction of the Withholding Taxes includes any fractional shares, Participant agrees that the Company may issue to Participant a cash payment in lieu of such fractional share.

(b)  At any time not less than five (5) business days before any Withholding Taxes arise, Participant may notify the Company of Participant’s election to pay Participant’s Withholding Taxes by wire transfer, check or other means permitted by the Company. In such case, the Participant shall satisfy his or her tax withholding obligation by paying to the Company on such date as it shall specify an amount that the Company determines is sufficient to satisfy the expected Withholding Taxes by (i) wire transfer to such account as the Company may direct, (ii) delivery of a check payable to the Company, at its office at 51 Discovery, Suite 150, Irvine, California 92618, Attn: Chief Financial Officer, or such other address as the Company may from time to time direct, or (iii) such other means as the Company may establish or permit. Participant agrees and acknowledges that prior to the date the Withholding Taxes arise, the Company will be required to estimate the amount of the Withholding Taxes and accordingly may require the amount paid to the Company under this Section 11(b) to be more than the minimum amount that may actually be due and that, if Participant has not delivered payment of a sufficient amount to the Company to satisfy the Withholding Taxes in full (regardless of whether as a result of the Company underestimating the required payment or Participant failing to timely make the required payment), the additional amount of Withholding Taxes shall be satisfied in the manner specified in Section 11(a) above.

12.  Registration; Legend. The Company may postpone the issuance and delivery of the shares of Restricted Stock granted hereby until (a) the admission of such shares to listing on any stock exchange or exchanges on which shares of the Company of the same class are then listed and (b) the completion of such registration or other qualification of such shares under any state or federal law, rule or regulation as the Company shall determine to be necessary or advisable. The Participant shall make such representations and furnish such information as may, in the opinion of counsel for the Company, be appropriate to permit the Company, in light of the then existence or non-existence with respect to such shares of an effective Registration Statement under the Securities Act of 1933, as amended, to issue the shares in compliance with the provisions of that or any comparable act.

The Company may cause the following or a similar legend to be set forth on each certificate representing shares of Restricted Stock granted hereby unless counsel for the Company is of the opinion as to any such certificate that such legend is unnecessary:

THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE NETLIST, INC. 2006 EQUITY INCENTIVE PLAN AND AN AWARD AGREEMENT ENTERED INTO BY THE REGISTERED OWNER AND NETLIST, INC. COPIES OF SUCH PLAN AND AGREEMENT ARE ON FILE IN THE OFFICES OF NETLIST, INC.

13.  Section 83(b) Election. If the Participant makes the election contemplated by Section 83(b) of the Code (a “Section 83(b) Election”) (or any similar provision of federal, state or local law) with respect to the Restricted Stock granted hereunder, the Participant shall provide the Company with a copy of such election within 30 days after the Grant Date (or such earlier date required by law) and otherwise comply with the provisions of this Section 13. The Participant hereby agrees, as a condition precedent to any issuance of Restricted Stock under this Agreement, that on or prior to the date of filing of any Section 83(b) Election with respect to such Restricted Stock, Participant shall satisfy the Company’s Withholding Tax obligations with respect to such Section 83(b) Election by tendering payment to the Company, in readily available funds, of an amount equal to such Withholding Tax obligation (or enter into such other arrangement as shall be acceptable to the Company to satisfy such Withholding Tax obligation).

14.  No Tax Advice. Participant hereby acknowledges that the Company has not provided any specific tax advice to Participant in connection with his or her participation in the Plan. Participant understands and acknowledges that the Section 83(b) Election is valid only if made within 30 days after the Grant Date. Participant will consult with his or her own tax advisors with respect to any tax consequences relating to a grant of Restricted Stock, participation in the Plan, and the decision of whether or not to make a Section 83(b) Election.

15.  Miscellaneous.

(a)   This Agreement shall not confer upon the Participant any right to continuation of employment by, or service to, the Company, nor shall this Agreement interfere in any way with the Company’s right to terminate the Participant’s employment or service at any time.

(b)   Except as expressly set forth herein, the Participant shall have no rights as a stockholder of the Company with respect to the shares of Restricted Stock subject to this Agreement until such time as such shares of Restricted Stock vest in accordance with Section 2 hereof.

(c)   This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(d)   To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware.

(e)   The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

(f)    By accepting this grant of shares of Restricted Stock, the Participant and each person claiming under or through the Participant shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee.

(g)   The Participant, every person claiming under or through the Participant, and the Company hereby waives to the fullest extent permitted by applicable law any right to a trial by jury with respect to any litigation directly or indirectly arising out of, under, or in connection with the Plan, this Agreement or the Certificate.

(h)   The order of precedence as between the Plan or this Agreement, and any written employment or service agreement between Participant and the Company shall be as follows:  If there is any inconsistency between (a) the terms of this Agreement (on the one hand) and the terms of the Plan (on the other hand); or (b) any such written employment or service agreement (on the one hand) and the terms of the Plan (on the other hand), the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement or the written employment or service agreement (as the case may be).  If there is any inconsistency between the terms of this Agreement (on the one hand) and the terms of Participant’s written employment  or service agreement, if any (on the other hand), the terms of this Agreement (as the case may be) shall completely supersede and replace the conflicting terms of the written employment or service agreement unless such written employment or service agreement was approved by the Committee, in which event such written employment or service agreement shall completely supersede and replace the conflicting terms of this Agreement (as the case may be).

16.               Exculpation. The shares of Restricted Stock granted hereunder and all documents, agreements, understandings and arrangements relating hereto have been issued on behalf of the Company by officers acting on its behalf and not by any person individually. None of the officers, directors or stockholders of the Company nor the directors, officers or stockholders of any Affiliate of the Company shall have any personal liability hereunder or thereunder. The Participant shall look solely to the assets of the Company for satisfaction of any liability of the Company in respect of the shares of Restricted Stock granted hereunder and all documents, agreements, understanding and arrangements relating hereto and will not seek recourse or commence any action against any of the directors, officers or stockholders of the Company or any of the directors, officers or stockholders of any Affiliate, or any of their personal assets, for the performance or payment of any obligation hereunder or thereunder. The foregoing shall also apply to any future documents, agreements, understandings, arrangements and transactions between the parties hereto with respect to the shares of Restricted Stock granted hereunder.

17.               Captions. The captions in this Agreement are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative.  By your signature below, you accept and agree to abide by the terms of this Agreement and you further agree to be bound by and to comply with all terms and conditions of the Plan.  By your signature below, you acknowledge that you have received a copy of the Plan, and understand that you may receive a copy of the Plan as amended and in effect at any time by requesting a copy from the Company’s Secretary.  Please acknowledge that you received this agreement by signing a copy and returning it to the Company’s Chief Financial Officer by April 12, 2010.

NETLIST, INC.

By:
Name: Michael S. Oswald
Title: Assistant Secretary

PARTICIPANT

Printed Name: